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                                                                    EXHIBIT 99.1



CONTACT:  Barry Kukovich
          (412) 393-4060
                                                           FOR IMMEDIATE RELEASE



   Duquesne Light Company, FirstEnergy to Exchange Interests in Power Plants Pittsburgh, October 15, 1998--Duquesne Light Company announced today that it has reached an agreement in principle to exchange interests in several power generation facilities with FirstEnergy, headquartered in Akron, Ohio. The companies currently hold joint interests in eight generating units, and under the agreement, the interests of each company will be consolidated.

     This transaction will provide FirstEnergy with exclusive ownership and operating control of all of the generating assets that are now jointly owned and operated under the Central Area Power Coordination Group (CAPCO) agreement. CAPCO was formed in 1967 to jointly develop power generation and transmission facilities in an effort to enhance power coordination and reliability in the region.

          Duquesne Light will sell its interest in the three nuclear and five fossil generating units totaling about 1400 megawatts to FirstEnergy. In exchange, Duquesne Light will receive full interest in three fossil power plants with about 1300 megawatts of generation. Duquesne Light will immediately sell the three transferred plants as part of its divestiture process. Duquesne Light filed a plan with the PAPUC on August 27, 1998, to divest its interests in all generating facilities through an auction.

          Duquesne Light believes the exchange and consolidation of interests in the plants will benefit customers, employees and shareholders. The Company's sale of wholly-owned plants should be more attractive to potential buyers and therefore should benefit customers by reducing stranded costs.

          The Letter Agreement with FirstEnergy includes assurances that employees will be treated fairly in all labor-related matters including union contracts, workforce levels, severance and employee benefits.

                                     -more-
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October 15, 1998


          This is an extraordinary circumstance in the history of Duquesne Light Company. Duquesne Light will sell its partial interests in Beaver Valley Units 1 and 2 in Shippingport, Pennsylvania; Perry Unit 1 in Perry, Ohio; Sammis Unit 7 in Stratton, Ohio; Eastlake Unit 5 in Eastlake, Ohio; and Bruce Mansfield Units 1, 2, and 3 in Shippingport, Pennsylvania. Duquesne Light will obtain title and interests in Avon Lake Plant in Avon Lake, Ohio; Niles Plant in Niles, Ohio; and New Castle Plant in New Castle, Pennsylvania, currently owned by FirstEnergy.

          Immediately upon filing the Letter Agreement with the PAPUC today, Duquesne Light and FirstEnergy will proceed to reach a definitive agreement incorporating all necessary details of the transaction, including labor-related matters. If a definitve agreement is not reached by December 21, 1998, the agreement in principle will be terminable by either party. The PAPUC is expected to give final approval to the divestiture plan in December.

          State and federal regulatory bodies, including the FERC, PAPUC and the Nuclear Regulatory Commission must approve the transaction.

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